Exhibit 7(k)
                         AMENDMENT TO CUSTODIAN CONTRACT

     Amendment dated April 3, 2000, to the custody contract, dated September 13, 1993, as amended, by and between State Street Bank and Trust Company (the "Custodian") and Janus Aspen Series, on behalf of each of its Portfolios (each, a "Fund") (the "Custody Contract").

     In consideration of the promises and covenants contained herein, the Custodian and the Fund hereby agree to amend and replace Article 5 of the Custody Contract as follows:

5.   PROPER INSTRUCTIONS

Proper Instructions as used throughout this Contract means a writing signed or initialed by two or more persons as the Board of Trustees shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if the Custodian reasonably believed them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices; provided that the Fund has followed any security procedures agreed to from time to time by Fund and the Custodian, including, but not limited to, the security procedures selected by the Fund in the Fund Transfer Agreement. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any multi-party agreement which requires a segregated [deleted asset] account in accordance with
Section 2.12.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the 3rd day of April, 2000.

                                    JANUS ASPEN SERIES


                                    By: _______________________

                                    Its: _______________________


                                    STATE STREET BANK AND TRUST COMPANY


                                    By: _________________________

                                    Its: _________________________